Filed Pursuant to Rule 424(b)(3)

Registration No. 333-220302

Prospectus Supplement No. 3

(to Prospectus dated March 1, 2018)

GIGGLES N’ HUGS, INC.

SUBSCRIPTION RIGHTS TO PURCHASE UP TO 300,000,000 UNITS

CONSISTING OF UP TO 300,000,000 SHARES OF COMMON STOCK

AND WARRANTS TO PURCHASE UP TO 210,000,000 SHARES OF COMMON STOCK

This prospectus supplement no. 3 supplements the prospectus dated March 1, 2018 and supplement nos. 1 and 2 dated March 8. 2018 (collectively, the “Prospectus”), which form a part of our Registration Statement on Form S-1 (Registration No. 333-220302), relating to the distribution of non-transferable subscription rights to purchase up to an aggregate of 300,000,000 units.

We have extended the expiration time of the rights offering from 5:00 P.M. Eastern time on March 30, 2018 to 5:00 P.M. Eastern time on April 2, 2018. All references in the Prospectus to an expiration date of March 30, 2018 are hereby replaced with April 2, 2018. To exercise subscription rights, our foreign stockholders must notify the subscription agent prior 5:00 PM Eastern Time, on March 28, 2018, the third business day prior to the expiration date, of the exercise of their subscription rights and provide evidence satisfactory to us, such as a legal opinion from local counsel, that the exercise of such subscription rights does not violate the laws of the jurisdiction in which such stockholder resides and remit payment by a U.S. bank in U.S. dollars before the expiration of the offer.

This prospectus supplement no. 3 should be read in conjunction with the Prospectus and may not be delivered or utilized without the Prospectus. To the extent there is a discrepancy between the information contained in this prospectus supplement no. 3 and the information in the Prospectus, the information contained herein supersedes and replaces such conflicting information.

The exercise of subscription rights for shares of our units involves a high degree of risk. See “Risk Factors” beginning on page 14 of the Prospectus as well as the risk factors and other information in any documents we incorporate by reference into the Prospectus to read about important factors you should consider before exercising your subscription rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 14, 2018.